May 29, 2007

Thomas C. Chesterman
[HOME ADDRESS
REDACTED]

Re:	Offer Letter

Dear Tom:

I am pleased to confirm an offer of employment to you to join BioNovo, Inc. (the "Company") as its new Chief Financial Officer ("CFO") effective as of July 9, 2007. The terms of your offer are as follows:

Annual Salary: Your Annual Salary will be $305,000, payable in accordance with the Company's standard payroll practices. This is subject to review and increase annually by the Company.

Bonus: During your employment you will have an opportunity to earn an annual Bonus up to a maximum amount of 40% of your Annual Salary (the "Potential Bonus"). The Bonus will be subject to your achievement of certain performance criteria, provided, however, that the awarding of any such bonus is in the Company's sole discretion. The Bonus will be considered as follows:

1. 25% of the Potential Bonus will guaranteed, provided that the Company has sufficient cash on hand to fund this portion of the Bonus.

2. For success with the Company's financing, as determined by the Company, you will be eligible to receive the following:

•	10% of the Potential Bonus for each $10,000,000 in financing raised.
•	10% of the Potential Bonus for signing on certain healthcare specific funds.

•	10% of the Potential Bonus for closing on or before a pre-specified time.

3. For success in the Company's Investor Relations efforts, as determined by the Company, you will be eligible to receive the following:

•	10% of the Potential Bonus for a 25% increase in trading volume over a six month period.
•	10% of the Potential Bonus for a 25% increase in analyst coverage over a six month period.

4.  For success in business development, as determined by the Company, you will be eligible to receive the following:

•	10% of the Potential Bonus for each confidential disclosure agreement signed with potential partner
•	30% of the Potential Bonus for the Company signing a partnering/licensing agreement
•	100% of the Potential Bonus in the event the Company enters into a new acquisition agreement.

5.  For success in achieving successful Sarbanes-Oxley compliance with the SEC, you will be eligible to receive 20% of the Potential Bonus.

6.  Bonus will he guaranteed, provided that the Company has sufficient cash on hand to:

•	25% will be guaranteed, provide the Company has one year of cash on hand to execute its business plan.
•	50% will be guaranteed, provide the Company has two years of cash on hand to execute its business plan.

The Board of Directors may elect to increase or change the conditions, set in this offer, in the future, to reflect special situations and events and the changing needs of the Company's business.

Equity: As an incentive bonus, you shall receive stock options to purchase 800,000 shares of the Company's stock ("Options"). The shares subject to the Options shall vest equally in four (4) yearly installments, and in each case pursuant to a customary stock option agreement that will contain the terms pertaining to the Options. Except as otherwise expressly provided, the Options will expire ten years after they are granted. The options will be priced at the greater price of 85% of the closing price on the 1st day of employment (July 9, 2007) or the closing price of June 1st, 2007.

The Board of Directors will consider an additional grant of options to purchase shares of the Company's stock as a result of successful next round of financing, such that your total options as a percentage of outstanding stock is kept at the same level.

Change of Control: In the event of a Change of Control of the Company (as defined herein), you will receive severance in the amount of six months Annual Salary. For purposes herein, "Change of Control" means the occurrence of any of the following; (a) the sale, transfer, conveyance or other disposition in one or a series of related transactions, or all or substantially all of the asserts of the Company to any entity, person, or group; (b) any entity, person, or group that becomes, directly or indirectly, the owner of more than fifty percent (50%) of the voting stock of the Company by way of merger, consolidation, or other business combination, other than a transaction involving only the Company or one or more of its subsidiaries; or (c) during any twenty-four (24) month period, the present directors of the Company cease for any reason to constitute the majority of the Board. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred by reason of any actions or events in which you participate in a capacity other than as an executive of the Company.

Benefits: You shall be eligible for the full complement of fringe benefits available to other executives of the Company, including the Company's health, dental, and vision coverage. You shall also be entitled to thirty (30) days of vacation each year.

At-Will Employment: Your employment with the Company is "at will", which means your employment may be terminated by you or the Company at any time for any reason, with or without notice, and in the case of a termination of employment by the Company, either with or without cause as deemed appropriate by the Company. In addition, this letter is an outline of the terms of our offer and is not intended to create a contract of employment between you and the Company.

Confidential Information: During your employment and thereafter, you shall hold in a fiduciary capacity all secret or confidential information, knowledge or data relating to the Company and including but not limited to financial information that you have obtained or obtain during your employment by the Company that is not public knowledge ("Confidential Information"). You shall not communicate divulge or disseminate Confidential Information at any time during or after your employment with the Company, except with prior written consent of the Company, or as otherwise required by law or legal process or as such use or disclosure may be required or use may be required in the course of performing your duties and responsibilities. You may be required to sign a Confidentiality and Restrict Covenant Agreement upon commencement of your employment as a condition of employment

Best Efforts: You shall use your best efforts, skill, and abilities to promote and protect the interests of the Company and its affiliates. You agree to devote your full working time and energies to the business and affairs of the Company and/or its affiliates and shall not devote any working time or energies (except for volunteer work for a charity) for the benefit of any other person or entity, unless the Company agrees in writing to an exception to this requirement.

No Conflict: You represent and warrant that you are not party to any agreement or under any obligation that would prohibit you from entering into this agreement or performing fully your obligations hereunder.

We are very pleased about the prospects for the future and we look forward to your joining us. If you have any questions, please feel free to call me.

Very truly yours,

BioNovo, Inc.

By:	/s/ Isaac Cohen
Isaac Cohen
President and CEO

AGREED TO AND ACCEPTED:

By:	/s/ Tom Chesterman
Tom Chesterman